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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus which has been incorporated by reference in this Post-Effective Amendment No. 15 to the Registration Statement of the Group VEL Account of Allmerica Financial Life Insurance and Annuity Company on Form S-6 of our report dated February 1, 2001, relating to the financial statements of Allmerica Financial Life Insurance and Annuity Company, and our report dated March 16, 2001, relating to the financial statements of the Group VEL Account of Allmerica Financial Life Insurance and Annuity Company, both of which appear in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 29, 2001